EXHIBIT 23.2

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CONSENT OF INDEPENDENT AUDITORS'

The Board of Directors
Grand Premier Financial, Inc.:

We consent to incorporation by reference in the registration statement on Form S-4 of Old Kent Financial Corporation of our report dated January 22, 1999, except as to Note 18, which is as of February 18, 1999, relating to the consolidated balance sheets of Grand Premier Financial, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, cash flows, and changes in stockholders' equity for each of the years in the three-year period ended December 31, 1998, incorporated by reference in the Annual Report on Form 10-K of Grand Premier Financial, Inc., for the year ended December 31, 1998, and to the reference to our firm under the heading "Independent Public Accountants" in the Prospectus.

/s/ KPMG LLP

Chicago, Illinois
December 21, 1999